EXHIBIT 10.8

SIXTH AMENDMENT
TO FINANCING AGREEMENT

SIXTH AMENDMENT, dated as of November 19, 2015 (this "Amendment"), to the Financing Agreement, dated as of December 31, 2012 (as previously amended, the "Financing Agreement"), by and among Christals Acquisition, LLC, a Delaware limited liability company (the "Parent"), Peekay Acquisition, LLC, a Delaware limited liability company ("Peekay Acquisition"), the subsidiaries of Peekay Acquisition listed as Borrowers on the signature pages thereto (together with Peekay Acquisition, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cortland Capital Market Services LLC, as collateral agent for the Lenders (in such capacity, together with its successors and permitted assigns, the "Collateral Agent"), and as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the "Administrative Agent"), and CB Agency Services, LLC, as origination agent for the Lenders (in such capacity, together with its successors and permitted assigns, the "Origination Agent"; together with the Collateral Agent and the Administrative Agent, each an "Agent" and collectively, the "Agents").

RECITALS. The Borrowers, the Guarantors, the Lenders, the Collateral Agent, the Administrative Agent and the Origination Agent are parties to the Financing Agreement, pursuant to which the Lenders made certain term loans (each a "Loan" and collectively, the "Loans") to the Borrowers. The Loan Parties have requested certain amendments to the Financing Agreement, the effectiveness of which are conditioned on the closing of an initial public offering of common stock of Peekay Boutiques, Inc. and the satisfaction of the other conditions set forth in Section 4 hereof.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Definitions. Any terms used herein that are defined in the Financing Agreement and not otherwise defined herein shall have the meanings assigned to them in the Financing Agreement.

2. Amendments.

(a) New Definitions. Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

"'Applicable Rate' means the applicable interest rate set forth in the table below:

Year	Term A Loan	Term B Loan
From the Sixth Amendment Effective Date up to the first anniversary thereof	8.75%	9.75%
From the first anniversary of the Sixth Amendment Effective Date up to the second anniversary of the Sixth Amendment Effective Date	10.75%	11.75%
From the second anniversary of the Sixth Amendment Effective Date until the Final Maturity Date	12.75%	13.75%"

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"'Sixth Amendment' means the Sixth Amendment to Financing Agreement, dated as of November 19, 2015, by and among the Borrowers, the Guarantors, the Lenders and the Agents."

"'Sixth Amendment Effective Date' means the date on which the Sixth Amendment shall become effective in accordance with its terms."

(b) Deleted Definitions. Section 1.01 of the Financing Agreement is hereby amended by deleting the following definitions: "Incremental Facility Amendment", "Incremental Request", "Incremental Term A Loan EBITDA Amount", "Incremental Term Facility", "Incremental Term Loans" and "Potential Incremental Term A Loan Amount".

(c) Amended Definitions. Section 1.01 of the Financing Agreement is hereby amended by amending and restating the following definitions:

"'Final Maturity Date' means the earliest of (i) the date that is the third anniversary of the Sixth Amendment Effective Date, (ii) the date on which the Loans shall become due and payable in accordance with the terms of this Agreement, and (iii) the payment in full of all Obligations and the termination of all Commitments."

"'Leverage Ratio' means, with respect to the Parent and its Subsidiaries for any period, the ratio of (a) the aggregate principal amount of the Term A Loans and Term B Loans outstanding and the aggregate principal amount of any other Loans outstanding under this Agreement less Liquidity not to exceed $5,000,000, in each case as of the last day of such period, to (b) TTM Consolidated EBITDA for such period."

"'Term A Loans' means the term loans made by the Lenders to the Borrower on the Effective Date pursuant to Section 2.01(a)."

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"'Term B Loans' means the term loans made by the Lenders to the Borrower on the Effective Date pursuant to Section 2.01(b)."

"'Term Loans' means the Term A Loans and the Term B Loans."

(d) Interest. Section 2.04 of the Financing Agreement is hereby amended as follows:

(i) Section 2.04(a) is amended and restated in its entirety as follows:

"(a) Term A Loans. Each Term A Loan shall bear interest on the principal amount thereof from time to time outstanding, (i) from the date of the making of such Term A Loan until the Sixth Amendment Effective Date, at a rate per annum equal to 12.0%, and (ii) from the Sixth Amendment Effective Date until repaid, at a rate per annum equal to the Applicable Rate for Term A Loans. Interest on each Term A Loan shall be payable monthly, in arrears, in cash on the first Business Day of each calendar month, commencing on February 1, 2013 and at maturity (whether upon demand, by acceleration or otherwise)."

(ii) Section 2.04(b) is amended and restated in its entirety as follows:

"(b) Term B Loans. Each Term B Loan shall bear interest on the principal amount thereof from time to time outstanding, (i) from the date of the making of such Term B Loan until the Sixth Amendment Effective Date, at a rate per annum equal to 15.0%, and (ii) from the Sixth Amendment Effective Date until repaid, at a rate per annum equal to the Applicable Rate for Term B Loans. Interest on each Term B Loan shall be payable monthly in arrears, in cash, on the first Business Day of each calendar month, commencing on February 1, 2013 and at maturity (whether upon demand, by acceleration or otherwise)."

(e) Fees.

(i) Section 2.06(f) of the Financing Agreement is hereby amended by deleting the penultimate sentence thereof and by substituting therefor the following:

"The Exit Fee shall be due and payable on the earlier to occur of (A) the Final Maturity Date, (B) the date which all of the other Obligations are repaid or required to be repaid in full in cash and (C) the date Peekay Boutiques, Inc. consummates the Qualified IPO. Upon payment of the accrued and unpaid Exit Fee pursuant to Section 4(c) of the Sixth Amendment, the Exit Fee shall deemed satisfied in full and no additional amounts shall accrue or be payable under this Section 2.06(f)."

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(ii) Section 2.06 of the Financing Agreement is hereby amended by adding a new subsection (h), to read in its entirety as follows:

"(h) Bridge Exit Fee. The Borrowers agree to pay to the Administrative Agent for the ratable benefit of each Lender a non-refundable exit fee (the "Bridge Exit Fee"), which shall be fully earned and accrue on the Sixth Amendment Effective Date and each anniversary thereof as follows: (i) on the Sixth Amendment Effective Date in an amount equal to 1.50% of the aggregate principal amount of the Loans outstanding as of the Sixth Amendment Effective Date (after giving effect to the prepayment of Term A Loans contemplated under Section 4(c) of the Sixth Amendment), (ii) on the first anniversary of the Sixth Amendment Effective Date in an amount equal to 2.50% of the aggregate principal amount of the Loans outstanding as of such date and (iii) on the second anniversary of the Sixth Amendment Effective Date in an amount equal to 3.50% of the aggregate principal amount of the Loans outstanding as of such date. The Bridge Exit Fee shall be due and payable on the earlier to occur of (A) the Final Maturity Date and (B) the date which all of the Obligations (other than Contingent Indemnification Obligations) are repaid or required to be repaid in full in cash, and until paid shall constitute "Obligations" that are secured by the Collateral."

(f) Incremental Term Facility.

(i) Article III of the Financing Agreement is hereby amended by deleting the contents thereof in their entirety and replacing them with the following: "[Reserved]".

(ii) Schedule 3.02 of the Financing Agreement is hereby amended by deleting the contents thereof in their entirety and replacing them with the following: "[Reserved]".

(g) Negative Covenants. Section 7.02 of the Financing Agreement is hereby amended as follows:

(i) Section 7.02(g) of the Financing Agreement is hereby amended and restated in its entirety as follows:

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"(g) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal quarter (excluding the payment of Acquisition Purchase Price pursuant to a Permitted Acquisition) set forth in the table below to exceed the amount set forth opposite such fiscal period:

For Any Fiscal Quarter During Period	Capital Expenditure

January 1, 2013 - December 31, 2013	$550,000

January 1, 2014 – December 31, 2014	$875,000

January 1, 2015 – December 31, 2015	$1,000,000

January 1, 2016 – December 31, 2016	$2,400,000

January 1, 2017 – December 31, 2017	$3,140,000

January 1, 2018 – December 31, 2018	$4,300,000

(ii) Section 7.02(t) is hereby amended by deleting the contents thereof in their entirety and replacing them with the following: "[Reserved]".

(h) Leverage Ratio. Section 7.03(a) of the Financing Agreement is hereby amended and restated in its entirety as follows:

"(a) Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of four fiscal quarters measured as of the end of any fiscal quarter to be greater than 3.50:1.00."

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(i) Amendments. The penultimate sentence of Section 12.02(a) of the Financing Agreement is hereby amended and restated in its entirety as follows:

"Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended to cure any ambiguity, mistake, omission, defect, or inconsistency with the consent of the Loan Parties and the Origination Agent."

3. Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows as of the date hereof:

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant to this Amendment, the Financing Agreement or any other Loan Document on or prior to the Sixth Amendment Effective Date are true and correct in all material respects (or, as to any such representation or warranty that is qualified by materiality, "Material Adverse Effect" or a similar materiality qualifier, in all respects) with the same effect as though such representations and warranties had been made on such date, (it being understood and agreed that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct in all material respects (or, as to any such representation or warranty that is qualified by materiality, "Material Adverse Effect" or a similar materiality qualifier, in all respects) only as of such specified date), and no Default or Event of Default has occurred and is continuing as of the Sixth Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b) Enforceability of Loan Documents. This Amendment and the Financing Agreement, as amended by this Amendment, when delivered hereunder, will be a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

4. Conditions to Effectiveness. This Amendment shall become effective only upon the satisfaction, in a manner reasonably satisfactory to the Agents and the Required Lenders, of the following conditions precedent (the date on which all such conditions shall have been satisfied is hereinafter referred to as the "Sixth Amendment Effective Date"):

(a) Representations and Warranties. The representations and warranties contained in this Amendment, in Article VI of the Financing Agreement and in each other Loan Document, certificate or other document delivered to any Agent or any Lender pursuant to this Amendment, the Financing Agreement or any Loan Document on or prior to the Sixth Amendment Effective Date are true and correct in all material respects (or, as to any such representation or warranty that is qualified by materiality, "Material Adverse Effect" or a similar materiality qualifier, in all respects) with the same effect as though such representations and warranties had been made on such date, (it being understood and agreed that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct in all material respects (or, as to any such representation or warranty that is qualified by materiality, "Material Adverse Effect" or a similar materiality qualifier, in all respects) only as of such specified date).

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(b) No Default; Event of Default. No Default or Event of Default shall have occurred and be continuing on the Sixth Amendment Effective Date or result from this Amendment becoming effective in accordance with its terms.

(c) IPO. Peekay Boutiques, Inc. shall have consummated the Qualified IPO, and Peekay Acquisition, LLC shall have used such Net Cash Proceeds (i) to repay not less than $16,000,000 of Term A Loans, together with accrued and unpaid interest on the amount prepaid, (ii) to pay the accrued and unpaid Second Amendment Fee and the accrued and unpaid Exit Fee, and (iii) for working capital purposes of Peekay Acquisition and its subsidiaries.

(d) Subordinated Indebtedness. All Subordinated Indebtedness of the Loan Parties with respect to the Subordinated Notes (Christals) and Subordinated Notes (Peekay) shall have been converted to common stock of Peekay Boutiques, Inc. on terms and conditions satisfactory to the Origination Agent.

(e) Amendment Fee. The Borrowers shall pay to the Administrative Agent for the ratable benefit of each Lender an amendment fee in an amount equal to 1.0% of the aggregate principal amount of the Loans outstanding as of the Sixth Amendment Effective Date (after giving effect to the prepayment contemplated by Section 4(c) above).

(f) Delivery of Documents. The Collateral Agent shall have received on or before the Sixth Amendment Effective Date the following, each in form and substance reasonably satisfactory to the Agents and, unless indicated otherwise, dated the Sixth Amendment Effective Date:

(i) this Amendment, duly executed by the Loan Parties and all of the Lenders; and

(ii) such other agreements, instruments, approvals and other documents as any Agent may reasonably request.

5. Waiver.

(a) Upon the Sixth Amendment Effective Date, pursuant to the request of the Loan Parties and in accordance with Section 12.02 of the Financing Agreement, the Required Lenders hereby consent to, and waive any Event of Default that would otherwise arise under Section 9.01(c)(i) of the Financing Agreement as a result of, any noncompliance with Sections 7.03(a) or 7.03(b) of the Financing Agreement as in effect prior to the Sixth Amendment Effective Date.

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(b) The waivers and consents in this Section 5 shall be effective only in the specific instances and for the specific purposes set forth herein and do not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall remain in full force and effect.

6. Continued Effectiveness of the Financing Agreement and Other Loan Documents. Each Loan Party hereby (i) acknowledges and consents to this Amendment, (ii) confirms and agrees that the Financing Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Sixth Amendment Effective Date all references in any such Loan Document to "the Financing Agreement", the "Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (iii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent for the benefit of the Agents and the Lenders, or to grant to the Collateral Agent for the benefit of the Agents and the Lenders a security interest in or Lien on, any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Financing Agreement (as amended hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects. This Agreement does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties' obligations to repay the Loans in accordance with the terms of Financing Agreement, or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations shall remain in full force and effect. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agents or any Lender under the Financing Agreement or any other Loan Document, nor constitute a waiver of any provision of the Financing Agreement or any other Loan Document.

7. Release. In consideration of the agreements contained in this Amendment and other good and valuable consideration, each Loan Party (for itself and its Subsidiaries and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the "Releasors") does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the "Released Parties") from any and all debts, claims, obligations, damages, costs, attorneys' fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Sixth Amendment Effective Date directly arising out of, connected with or related to this Amendment, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.

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8. Miscellaneous.

(a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) The Borrowers will pay on demand all reasonable fees, costs and expenses of the Agents in connection with the preparation, execution and delivery of this Amendment.

(d) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(e) Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a "Loan Document" under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by a Loan Party under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) after giving effect to any applicable grace periods set forth in the Loan Documents, any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(f) Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

BORROWERS: PEEKAY ACQUISITION, LLC PEEKAY SPA, LLC PEEKAY, INC. CONREV, INC. ZJ GIFTS I-1, L.L.C. ZJ GIFTS M-1, L.L.C. ZJ GIFTS M-2, L.L.C. ZJ GIFTS M-3, L.L.C.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:

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GUARANTORS: CHRISTALS ACQUISITION, LLC ZJ GIFTS F-2, L.L.C. ZJ GIFTS F-3, L.L.C. ZJ GIFTS F-4, L.L.C. ZJ GIFTS F-5, L.L.C. ZJ GIFTS F-6, L.L.C. CONDOM REVOLUTION, INC. CHARTER SMITH SANHUEZA RETAIL, INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:

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COLLATERAL AGENT AND ADMINISTRATIVE AGENT: CORTLAND CAPITAL MARKET SERVICES LLC

By:	/s/ Emily Ergang Pappas
Name:	Emily Ergang Pappas
Title:	Associate Counsel

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ORIGINATION AGENT: CB AGENCY SERVICES, LLC

By:	/s/ David Aho
Name:	David Aho
Title:	Partner

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LENDERS: CB CA SPV, LLC

By:	/s/ David Aho
Name:	David Aho
Title:	Partner

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TOR CAPITAL, LLC

By: Calangia LLC, Its Manager

By:	/s/ John C. Riso
Name:	John C. Riso
Title:	Manager

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By:	/s/ Ryan T. Marsi
Name:	Ryan T. Marsi
Title:	Managing Director

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Alpine Associates, A Limited Partnership

By:	/s/ Gary Moorman
Name:	Gary Moorman
Title:	Senior Analyst

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Alpine Heritage, L.P.

By:	/s/ Gary Moorman
Name:	Gary Moorman
Title:	Senior Analyst

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Alpine Heritage II, L.P.

By:	/s/ Gary Moorman
Name:	Gary Moorman
Title:	Senior Analyst

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Alpine Heritage Offshore Fund Ltd.

By:	/s/ Gary Moorman
Name:	Gary Moorman
Title:	Senior Analyst

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By:	/s/ Shawn Kimel
Name:	Shawn Kimel
Title:	Managing Partner

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Twin Haven Special Opportunities Fund IV, L.P.
By: Twin Haven Capital Partners, LLC as Investment Manager

By:	/s/ Paul Mellinger
Name:	Paul Mellinger
Title:	Managing Member

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Chatham Capital Management IV, LLC, as agent for each of Chatham Investment Fund QP IV, LLC and Chatham Investment Fund IV, LLC

By:	/s/ Nick Anacreonte
Name:	Nick Anacreonte
Title:	Partner

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